Entity #: 80318 Date Filed: 09/22/2009 Pedro A. Cortes Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Articles of Amendment—Domestic Corporation

(15 PaC.S.)

Business Corporation (§ 1915)

Name			Document will be returned to the
Kruse Landa Maycock & Ricks LLC			name and address you enter to the
Address			left
136 E South Temple, Suite 2100			Ç
City	State	Zip Code
Salt Lake City	UT	84111

Fee: $70

In compliance with the requirements of the applicable provisions (relating articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1. The name of the corporation is:
MobiClear Inc.

2.           The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street	City	State	Zip	County
1515 Market Street, Suite 1210,	Philadelphia	PA	19102	Philadelphia
(b) Name of Commercial Registered Office Provider				County
c/o CT Corporation System				Philadelphia

3.	The statute by or under which it was incorporated: 15 PA. CONS. STAT. Section 1306

4.	The date of its incorporation: March 20, 1972

5.	The amendment shall be effective on October 16, 2009, at 5:00 p.m.

6.

The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c) or § 5914(b). The amendment was adopted by the board of directors pursuant to a 2004 Bankruptcy Plan and Order of the United States Bankruptcy Court for the Western District of Pennsylvania.The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c) or § 5914(b). The amendment was adopted by the board of directors pursuant to a 2004 Bankruptcy Plan and Order of the United States Bankruptcy Court for the Western District of Pennsylvania.

7.	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 19th day of September, 2009.

MobiClear Inc.

/s/ Kenneth Telford

Chief Financial Officer

EXHIBIT A

9.          Combination of Shares. Effective as of October 16, 2009 (the “Effective Time”), each 600 issued and outstanding shares of Common Stock shall thereupon be combined into one share of validly issued, fully paid and nonassessable Common Stock. The number of authorized shares and the par value of the Common Stock shall not be affected by the foregoing combination of shares. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares of Common Stock into which the shares represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as the result of the combination of shares, but shall issue to the record holders of Common Stock that number of shares obtained by rounding fractional shares otherwise issuable pursuant to the foregoing combination to the next higher number of whole shares.

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